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EXHIBIT 2


United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read paragraphs one through five of Item 4 of the Current Report on Form 8-K of Satellite Enterprises Corp. (formerly Green Volt Power Corp.) dated December 3, 2002 to be filed with the Securities and Exchange Commission and agree with the statements made therein insofar as they relate to the accounting firm of Good Swartz Brown & Berns LLP (GSBB) except as indicated in the following paragraph. We have no basis on which to comment on any references to Callahan, Johnston & Associates, LLC (Callahan).

Paragraph one refers to GSBB resigned because they had not been paid. The facts are that GSBB resigned because of several reasons mentioned in the attached letter of resignation dated February 5, 2002 attached as Exhibit 1 to the 8-K including but not limited to nonpayment. Paragraphs two and three cover the most recent two fiscal years and the subsequent interim period prior to November 27, 2002. GSBB can only agree to statements relating to the audit for the fiscal year ended June 30, 2001 and through the date of our audit report dated October 24, 2001. We have no basis to comment on events after that date.



/S/ Good Swartz Brown & Berns LLP
Los Angeles, California
December 3, 2002